EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into effective as of December 1, 2005 (the “Effective Date”) by and between Frozen Food Express Industries, Inc. (“FFE”) and F. Dixon McElwee, Jr. (“Consultant”).

RECITALS

WHEREAS, Consultant’s employment with FFE terminated effective on or about November 29, 2005;

WHEREAS, Consultant, as the former Chief Financial Officer (“CFO”) of FFE, has specialized knowledge regarding FFE’s financial management and related matters; and

WHEREAS, FFE desires that Consultant complete such tasks and projects as may reasonably be designated from time to time by FEE, and Consultant agrees to perform such consulting services as an independent contractor on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Engagement. FFE hereby engages Consultant to render consulting services, as an independent contractor, to FFE upon the terms and conditions set forth in this Agreement.

2.  Terms of Engagement.

a. Nature of Services and Engagement. During the Consulting Term, as defined under Section 3 below, Consultant shall perform services to or for the benefit of FFE by completing such tasks and projects as may reasonably be designated from time to time by the Chairman, President and Chief Executive Officer and/or the Executive Vice President and Cheif Operating Officer of FFE. Consultant shall attend meetings and conferences as may be directed by FFE from time to time. Consultant shall endeavor to promote the interests of FFE and all services rendered by Consultant on behalf of FFE shall be performed to the best of his abilities and in furtherance of the welfare and objectives of FFE.

b. Independence of Consultant. The parties agree that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of FFE. Consultant will work independently and exercise his own judgment, without official hours or a prescribed minimum number of hours worked per week. FFE shall not exercise control over the means or methods of Consultant’s work or his day-to-day activities, except that Consultant shall comply with all applicable local, state, and federal laws, rules, and regulations and complete all assigned projects in a thorough, professional, and timely manner.

c. Authority to Enter Into Agreements. Consultant shall have no power or authority to act, bind, make commitments, or enter into contracts or agreements on behalf of FFE, and Consultant may not hold himself out as an employee, officer, director, or agent of FFE.

d. Equipment, Tools, Materials or Supplies. Consultant shall supply, at his sole expense, all equipment, tools, materials, and/or supplies necessary for the provision of services under this Agreement, except that FFE shall provide Consultant with access to its computer system as needed.

3.  Consulting Term and Termination.

a. Consulting Term. The Consulting Term shall be for three (3) years and begin on the Effective Date of this Agreement and continue through November 30, 2008.

b. Termination. This Agreement may be terminated prior to the expiration of the Consulting Term by either party upon thirty (30) days’ prior written notice to the other party but only for a material breach of this Agreement. In addition, FFE may terminate this Agreement immediately and without prior written notice if Consultant refuses or is unable to perform the services to be performed hereunder, whether by reason of Consultant’s death or disability or otherwise.

4.  Compensation. As compensation for the services to be rendered by Consultant to FFE pursuant to this Agreement, Consultant shall be paid the compensation and other benefits described below:

a. Consulting Fee. FFE shall pay to Consultant a one-time fee of $75,000.00 or the pro rata share of the bonus payment under the 2005 Executive Bonus And Restricted Stock Plan, whichever is greater, as described in the Severance Agreement between the parties, dated November 29, 2005, and incorporated herein by reference.

b. Reimbursement of Expenses. FFE shall not be liable for any expense paid or incurred by Consultant other than those that are pre-approved in writing by FFE and have been documented and itemized by Consultant.

c. Benefits. Consultant shall not be entitled to, nor receive any company-sponsored benefits normally provided to FFE’s employees, including, but not limited to, training, retirement, vacation, holidays, leaves of absence, or sick pay. FFE will not provide health, life, dental, or disability insurance to Consultant, and will not make unemployment insurance or disability insurance contributions nor obtain workers’ compensation insurance on Consultant’s behalf. Consultant shall carry his own insurance and agrees to assume any risk incidental to his entry upon the premises of FFE and travel to and from the location at which services are to be performed.

d. Taxes. FFE shall not be responsible for withholding federal, state, or local income taxes, or any other taxes or social security payments, from any sum paid to Consultant under this Agreement. Consultant shall be solely responsible for filing all returns and paying any income, social security, or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement. Consultant agrees to indemnify FFE for all such tax liability, including interest and penalties, if any.

5.  Confidential Information.

a.  Promise to Provide Confidential Information. FFE promises that it will, immediately upon Consultant’s execution of this Agreement, provide Consultant with Confidential Information, as this term is defined in Section 5(b) below, including but not limited to the information attached hereto as Exhibit A. Consultant acknowledges that FFE has invested substantial time, money and effort in developing its Confidential Information, that this Confidential Information is a valuable, special and unique asset of FFE, that FFE would sustain great loss if such information were improperly used or disclosed, and that the protection and maintenance of FFE’s Confidential Information constitute legitimate interests to be protected by FEE by the covenants set forth in Section 6 below.

b.  Non-Disclosure. Consultant acknowledges that, by signing this Agreement, he acknowledges delivery and receipt of confidential information relating to the business, financial affairs, services, operations, and/or activities of FFE or its affiliates, including without limitation accounting information, financial information, financial analyses, budgets, and forecasts, marketing strategies, business development plans, research and development, methods of doing business, information about employees and employment practices, trade secrets, market reports, customer information (including but not limited to customer lists, customer research and investigations, customer sales, and customer financial information), vendor information (including without limitation vendor lists, vendor prices, services, and contracts), freight charges, routes, schedules, rates, tariffs, and prices charged to customers and other similar information that is proprietary information of FFE or its affiliates (collectively referred to as “Confidential Information”). Consultant will not for any reason divulge, use, furnish, disclose, or make accessible, for his own benefit or the benefit of any person or entity with which he may be associated, any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without FFE’s prior written consent. Confidential Information does not include information which has become publicly known and made generally available through no wrongful act of Consultant or which has been rightfully received by Consultant from a third party authorized to make such disclosure.

c.  Return of Confidential Information and Records. All records, files, materials, and Confidential Information obtained by Consultant are confidential and proprietary and shall remain the exclusive property of FFE or its affiliates, as the case may be. Upon the end of the Consulting Term, Consultant will not take with him, unless authorized in writing by FFE, data, formulations, compositions, reports, letters, memoranda, notes, magnetic or electronic media, or any writing or documents whatever, or copies thereof, which reflect or deal with Confidential Information, and Consultant will promptly deliver to FFE any of the foregoing which may be in his possession or control.

d.  Remedies for Breach of Confidentiality Covenants. Consultant acknowledges and agrees that his breach of the confidentiality provisions of this Agreement could not be adequately compensated with monetary damages or other legal remedies and would irreparably injure FFE and, accordingly, that FFE shall be entitled to temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it, and that specific performance shall be an appropriate remedy. Consultant waives any claim or defense that there is an adequate remedy at law for such breach. Nothing in this Section 5(c) shall be construed to prevent FFE from pursuing any and all other legal or equitable remedies available to it for such breach or threatened breach, including without limitation the recovery of monetary damages.

e.  Survivability. The provisions of this Section 5 will survive the termination of the Agreement and shall be binding upon Consultant’s successors and assigns.

6.  Non-Competition and Non-Solicitation Agreement.

a.  Non-Competition. During the Consulting Term, Consultant shall not, directly or indirectly, engage or be engaged in any managerial or executive capacity in any refrigerated trucking business within the continental United States in which FFE provides refrigerated trucking services, either as an individual, or as an employee, associate, partner, member, stockholder, consultant, owner, manager, agent or otherwise or by means of any corporate or other device, either on his own behalf or on behalf of others.

b.  Non-Solicitation. During the Consulting Term, Consultant shall not (i) on his own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, an employee of FFE to leave such employment or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of FFE to leave the employment of FFE; or (ii) cause or assist anyone to cause any of the customers of FFE with whom Consultant communicated, dealt with, or became acquainted prior to or during the Consulting Term to enter into contractual arrangements with himself or any other person, firm, partnership, corporation, or other company in any business or activity that is in competition with FFE.

c.  Reasonableness of Restrictions. Consultant has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the Confidential Information, goodwill, and other legitimate business interests of FFE. Consultant acknowledges that these restrictions will not cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that Consultant’s ability to earn a livelihood without violating such restrictions is a material condition to this Agreement.

d.  Violation of Restrictions. Consultant acknowledges that compliance with the non-competition and non-solicitation restrictive covenants contained in this Section 6 is necessary to protect the Confidential Information, business, and goodwill of FFE. Consultant also acknowledges that a breach of such covenants will result in irreparable and continuing damages to FFE, for which money damages may be an insufficient remedy to FFE. Further, Consultant acknowledges that the ascertainment of the full amount of damages in the event of Consultant’s breach of any provision of this Agreement would be difficult. Consequently, Consultant agrees that, in the event of a breach or threatened breach of any of the restrictive covenants contained in this agreement, that the parties, in addition to all other remedies they may have, shall be entitled to both (a) temporary, preliminary and/or permanent injunctive relief to restrain the breach of or otherwise to specifically enforce any of the covenants in order to prevent the continuation of such harm; and (b) money damages insofar as they can be determined.

7.  Breach of this Agreement. If, during the Consulting Term, Consultant violates any of the terms of this Agreement, Consultant will return to FFE the full amount of the Consulting Fee within ten (10) business days of written notification by FFE that Consultant has violated the terms of this Agreement.

8.  Indemnification. Consultant agrees to indemnify and hold harmless FFE, its officers, directors, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and costs of court, arising directly or indirectly from any negligent, reckless, or intentionally wrongful act of Consultant or Consultant’s assistants, employees, or agents; a determination by a court or agency that Consultant is not an independent contractor; and any breach by Consultant or his assistants, employees, or agents of any of the covenants contained in this Agreement.

9.  Severability and Modification. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. If any provision is adjudicated to be invalid or unenforceable, the invalid or unenforceable provision shall be deemed amended in such manner as to render it enforceable and to effectuate as nearly as possible the intentions and agreement of the parties. If any provision of this Agreement is held illegal, invalid, or unenforceable, in whole or in part, by a court of competent jurisdiction, then it is the intent of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.

10.  Independent Consideration. The covenants contained herein each constitute a separate agreement independently supported by good and adequate consideration and each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Consultant against FFE, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by FFE of the covenants and agreements of Consultant set forth herein.

11.  No Obligation to Use Services and Cap on Services. Notwithstanding any other provision of this Agreement, FFE shall have no obligation to actually utilize Consultant’s services. FFE’s obligations to Consultant under this Agreement shall be fully performed by the payment to Consultant of the Consulting Fee which FFE is obligated to pay Consultant following the execution of this Agreement, subject to all of FFE’s rights hereunder. Consultant shall have no obligation to render services beyond five (5) hours per month to FFE; if services are requested by FFE that would require additional time commitments, the parties shall endeavor to agree upon a reasonable compensation to Consultant for such additional working time.

12.  Waiver and Breach. A party’s failure at any time to require performance by the other party of any provision hereof shall not affect the party’s right thereafter to enforce the same, nor shall the waiver by any party of any breach of any provision hereof be construed as a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

13.  Breach by FFE. No act or omission of FFE hereunder shall constitute a breach of this Agreement unless Consultant shall first notify FFE in writing setting forth in reasonable detail the alleged breach and FFE shall not cure the alleged breach within thirty (30) days after receipt of said notice. If FFE fails to cure a material breach of its obligations under this Agreement as herein provided, Consultant may terminate this Agreement by written notice to FFE delivered to FFE within five (5) business days after the expiration of the applicable cure period or any further cure period to which the parties may agree.

14.  Attorneys’ Fees. In the event of any suit or judicial proceeding between the parties hereto with respect to this Agreement, the prevailing party shall, in addition to such other relief as the court may award, be entitled to reasonable attorneys’ fees and costs.

15.  Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver is in writing and signed by all of the parties hereto.

16.  Notices. All notices hereunder shall be in writing and shall be delivered by hand or mailed within the continental United States by first class, registered, or certified mail, return receipt requested, postage and registry fees prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, and, if mailed, upon three (3) days after the date of mailing (two days in the case of overnight mail), in each case addressed to the parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to FFE:                                 Charles G. Robertson
Executive Vice President and Chief Operating Officer
Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75247-4309

If to Consultant:                        F. Dixon McElwee, Jr.
7354 Lane Park Drive
Dallas, Texas 75225

17.  Entire Agreement: The matters set forth in this Agreement, along with the Severance Agreement between the parties, dated November 29, 2005, constitute the entire agreement between Consultant and the Company and supersede all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto. Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement.

18.  Assignment. FFE shall have the right to assign this Agreement and its obligations hereunder to any successor in interest. The rights, duties, and benefits to Consultant hereunder are personal to Consultant and no such right or benefit may be assigned by Consultant.

19.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

20.  Counterparts. This Agreement may be executed in counterparts, each of which will constitute one document.

21.  Headings. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date written above.

CONSULTANT:

/s/ F. Dixon McElwee, Jr.
F. Dixon McElwee, Jr.

Date

FROZEN FOOD EXPRESS INDUSTRIES, INC.:

By:	/s/ Stoney M. Stubbs, Jr.
Its:	President, Chairman and Chief Executive Officer

Date